Exhibit 99.1

ATI Physical Therapy Announces CEO Transition

BOLINGBROOK, IL – Aug. 9, 2021 – ATI Physical Therapy – (“ATI” or the “Company”) (NYSE: ATIP), the largest independent outpatient physical therapy provider in the United States, today announced that Labeed Diab has stepped down as CEO and member of the Board of Directors, effective immediately. John (Jack) Larsen, who has been a member of the Board since 2018, has been named Executive Chairman and will take an active role in leading the company along with Ray Wahl, Chief Operating Officer, and Joe Jordan, Chief Financial Officer. ATI intends to conduct a national search for a new CEO with the assistance of an executive search firm.

“As ATI continues to take actions to serve the growing patient demand across our platform and sharpen its growth trajectory, the Board has determined that it is the right time for a leadership change,” said Mr. Larsen. “On behalf of the Board, I want to thank Labeed for his contributions to ATI during his tenure and wish him well in the future. Together with Ray, Joe and the rest of the ATI leadership team, we are moving quickly to implement our strategy to ensure ATI is the employer of choice for physical therapists nationwide. We remain confident in the strength of the ATI brand, our market position and the long-term tailwinds driving demand for our services. With the support of our Board, leadership and talented team across the country, ATI will continue to capitalize on the significant market opportunity ahead while we conduct a thorough search for ATI’s next leader.”

The leadership transition does not impact the 2021 earnings forecast that was announced on July 26, 2021, in connection with the second quarter 2021 earnings announcement.

About ATI Physical Therapy

At ATI Physical Therapy, we are passionate about potential. Every day, we restore it in our patients and activate it in our team members in our approximate 900 locations across the U.S. With outcomes from more than 2.5 million unique patient cases, ATI is making strides in the industry by setting quality standards that deliver predictable outcomes for our patients with musculoskeletal (MSK) issues. ATI’s offerings span across a broad spectrum for MSK-related issues. From preventative services in the workplace and athletic training support to home health, outpatient clinical services and online physical therapy via its online platform, CONNECT™, a complete list of our service offerings can be found at ATIpt.com. ATI is based in Bolingbrook, Illinois.

Investor Contact:

Joanne Fong

SVP, Treasurer and Investor Relations

630-296-2222 x 7131

investors@atipt.com

Media Contact:

Clifton O’Neal

Director, Corporate Communications

630-296-2223 x 7993

Clifton.Oneal@atipt.com

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